Exhibit 1.2

Execution

Pricing Agreement

To the Representatives of the

Several Underwriters named

in Schedule I hereto

October 19, 2022

Ladies and Gentlemen:

Diageo Capital plc, a public limited company incorporated under the laws of Scotland (the “Issuer”), and Diageo plc, a public limited company organized under the laws of England and Wales (the “Guarantor”), propose, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated October 19, 2022 (the “Underwriting Agreement”), a copy of which is attached hereto, to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”) the Securities specified in Schedule II hereto (the “Designated Securities”). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus in Section I of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Securities which are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of the Representatives and on behalf of each of the Underwriters of the Designated Securities pursuant to Section XII of the Underwriting Agreement and the address of the Representatives referred to in such Section XII are set forth at the end of Schedule II hereto.

A supplement to the Prospectus relating to the Designated Securities in the form heretofore delivered to you is now proposed to be filed with the Commission.

The Applicable Time for purposes of this Pricing Agreement is 4:50 p.m. New York time. Each “free writing prospectus” as defined in Rule 405 under the Securities Act for which each party hereto has received consent to use in accordance with Article VII of the Underwriting Agreement is listed in Schedule III hereto.

Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Issuer agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Issuer, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.

If the foregoing is in accordance with your understanding, please return to us a signed counterpart hereto, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters, the Issuer and the Guarantor. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Issuer and the Guarantor for examination upon request, but without warranty on the part of the Representatives as to the authority of the signers thereof.

Very truly yours, Diageo plc

By:	/s/ James Edmunds
	Name:	James Edmunds
	Title:	Deputy Company Secretary

[Signature Page to Pricing Agreement]

Diageo Capital plc

By:	/s/ James Edmunds
	Name:	James Edmunds
	Title:	Director

[Signature Page to Pricing Agreement]

Accepted as of the date hereof:

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Brian D. Bednarski
Name:	Brian D. Bednarski
Title:	Managing Director

HSBC SECURITIES (USA) INC.

By:	/s/ Patrice Altongy
Name:	Patrice Altongy
Title:	Managing Director

MORGAN STANLEY & CO. LLC

By:	/s/ Tammy Serbee
Name:	Tammy Serbee
Title:	Managing Director

NATWEST MARKETS SECURITIES INC.

By:	/s/ David Jones
Name:	David Jones
Title:	Director

[Signature Page to Pricing Agreement]

SCHEDULE I

Underwriter	Principal Amount of 2025 Fixed Rate Notes to be Purchased	Principal Amount of 2027 Fixed Rate Notes to be Purchased	Principal Amount of 2033 Fixed Rate Notes to be Purchased
Citigroup Global Markets Inc.	$87,500,000	$131,250,000	131,250,000
HSBC Securities (USA) Inc.	$87,500,000	$131,250,000	131,250,000
Morgan Stanley & Co. LLC	$87,500,000	$131,250,000	131,250,000
NatWest Markets Securities Inc.	$87,500,000	$131,250,000	131,250,000
Santander Investment Securities Inc.	$75,000,000	$112,500,000	112,500,000
UBS Securities LLC	$75,000,000	$112,500,000	112,500,000

Total	$500,000,000	$750,000,000	750,000,000

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SCHEDULE II

Issuer:

Diageo Capital plc.

Title of Designated Securities:

5.200% Fixed Rate Notes due 2025 (the “2025 Notes”).

5.300% Fixed Rate Notes due 2027 (the “2027 Notes”).

5.500% Fixed Rate Notes due 2033 (the “2033 Notes”).

Aggregate Principal Amount:

$500,000,000 for the 2025 Notes.

$750,000,000 for the 2027 Notes.

$750,000,000 for the 2033 Notes.

Price to Public:

99.868% of the principal amount of the 2025 Notes, plus accrued interest, if any, from October 24, 2022.

99.852% of the principal amount of the 2027 Notes, plus accrued interest, if any, from October 24, 2022.

99.470% of the principal amount of the 2033 Notes, plus accrued interest, if any, from October 24, 2022.

Purchase Price by Underwriters:

99.718% of the principal amount of the 2025 Notes, plus accrued interest, if any, from October 24, 2022.

99.622% of the principal amount of the 2027 Notes, plus accrued interest, if any, from October 24, 2022.

99.140% of the principal amount of the 2033 Notes, plus accrued interest, if any, from October 24, 2022.

Specified Funds for Payment of Purchase Price:

Immediately available funds.

Method of Payment:

Wire transfers to account of Diageo Capital plc, Citibank, N.A., New York, NY, United States, SWIFT CITIUS33, ABA code 021000089, Account No. 40750279, or to such other account as may be notified by the Issuer or the Guarantor, as the case may be, to the Representatives by 5:00 P.M. (New York City time) on the business day prior to the Time of Delivery.

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Indenture:

Indenture dated as of August 3, 1998, among the Issuer, the Guarantor and The Bank of New York Mellon, as Trustee (as successor in interest to Citibank, N.A. by virtue of the Agreement of Resignation, Appointment and Acceptance, dated October 16, 2007, by and among the Guarantor, the Issuer, the Dutch Issuer, the U.S. Issuer, The Bank of New York and Citibank, N.A.)

Maturity:

October 24, 2025 for the 2025 Notes.

October 24, 2027 for the 2027 Notes.

January 24, 2033 for the 2033 Notes.

Interest Rate:

5.200% per annum for the 2025 Notes.

5.300% per annum for the 2027 Notes.

5.500% per annum for the 2033 Notes.

Interest Payment Dates:

For the 2025 Notes, semi-annually in arrear on April 24 and October 24 of each year, commencing on April 24, 2023.

For the 2027 Notes, semi-annually in arrear on April 24 and October 24 of each year, commencing on April 24, 2023.

For the 2033 Notes, semi-annually in arrear on January 24 and July 24 of each year, commencing on July 24, 2023.

Tax Redemption Provision:

As described in the Prospectus, the Designated Securities are redeemable at the option of the Issuer or the Guarantor upon certain changes in United Kingdom tax law or in the event of a requirement to pay additional amounts due to certain mergers, conveyances, transfers or leases.

Optional Redemption Provisions:

Make-Whole Call:

For the 2025 Notes, at any time and from time to time prior to the stated maturity date of the 2025 Notes, for the 2027 Notes, at any time and from time to time prior to the 2027 Par Call Date (as defined below) and for the 2033 Notes, at any time and from time to time prior to the 2033 Par Call Date (as defined below), in each case at a redemption price equal to the greater of (1) 100% of the principal amount of such Securities plus accrued interest to but excluding the

Sch-II-2

date of redemption and (2) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on such notes as if the notes to be redeemed matured, in the case of the 2025 Notes, at the stated maturity date of the 2025 Notes or, in the case of the 2027 Notes or the 2033 Notes, on the applicable Par Call Date (as defined below) (excluding any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate, plus 15 basis points, in the case of the 2025 Notes, 15 basis points, in the case of the 2027 Notes or 25 basis points, in the case of the 2033 Notes, plus, in each case, accrued interest to but excluding the date of redemption.

Par Call:

For the 2027 Notes, at any time and from time to time on or after September 24, 2027 (the “2027 Par Call Date”) at a redemption price equal to 100% of the principal amount of such notes plus accrued interest to but excluding the date of redemption.

For the 2033 Notes, at any time and from time to time on or after October 24, 2032 (the “2033 Par Call Date”) at a redemption price equal to 100% of the principal amount of such notes plus accrued interest to but excluding the date of redemption.

Denominations:

Book-entry interests in the notes will be issued in minimum denominations of $200,000 and in integral multiples of $1,000 in excess thereof.

Day Count Convention:

30/360, Following, Unadjusted.

CUSIP / ISIN:

25243Y BF5 / US25243YBF51 for the 2025 Notes.

25243Y BG3 / US25243YBG35 for the 2027 Notes.

25243Y BH1 / US25243YBH18 for the 2033 Notes.

Sinking Fund Provisions:

No sinking fund provisions.

Extendable Provisions:

No extendable provisions.

Defeasance Provisions:

The Designated Securities are entitled to full defeasance and discharge under certain conditions.

Overallotment Option:

No overallotment option.

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Time of Delivery:

October 24, 2022 (T+3).

Closing Location:

The offices of Sullivan & Cromwell LLP, 1 New Fetter Lane, London EC4A 1AN, United Kingdom.

Names and Addresses of Representatives:

Designated Representatives:

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

United States of America

HSBC Securities (USA) Inc.

452 Fifth Avenue

New York, New York 10018

United States of America

Morgan Stanley & Co. LLC

1585 Broadway, 29th Floor

New York, New York 10036

United States of America

NatWest Markets Securities Inc.

600 Washington Boulevard

Stamford, Connecticut 06901

United States of America

Other Terms:

UK MiFIR/MiFID II professionals/ECPs-only/No PRIIPs or UK PRIIPS key information document (“KID”) – No PRIIPs or UK PRIIPS KID has been prepared as the Designated Securities are not available to retail investors in the European Economic Area or the United Kingdom.

Any offer of the Designated Securities, each announcement thereof and any document in which an offer is made or announced will comply with the laws and regulations of any State where persons to whom the offer is made are resident.

As described in the Prospectus.

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SCHEDULE III

(a)	Issuer Free Writing Prospectuses:

Final term sheets prepared in accordance with Section VII(a) of the Underwriting Agreement.

(b)	Underwriter Free Writing Prospectuses:

None.

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